Reading International Announces 2008 Results

•	Revenue from operations for the year was up 68.7% over 2007, to $191.3 million

Los Angeles, California, - (PR NEWSWIRE) –March 16, 2009 – Reading International, Inc. (NYSE Alternext US: RDI) announced today results for its year and fourth quarter ended December 31, 2008.

Twelve Month 2008 Highlights

With respect to our cinema activities:

•
On February 22, 2008, we acquired 15 cinemas with 181 screens in Hawaii and California, the “Consolidated Entertainment” acquisition.  The initial purchase price was $70.2 million, but allowed for certain post-closing purchase price adjustments to be made.  The adjusted purchase price is currently $63.9 million;

•
On June 6, 2008, we sold our 50% interest in the 8-screen Botany Downs cinema in Auckland, New Zealand, to our joint venture partner.  The sale price was $3.3 million in cash plus the assumption of our 50% share of the outstanding debt, which amounted to $1.0 million; and

•	We took a $2.1 million impairment charge relative to certain of our New Zealand cinemas.

With respect to our real estate activities:

•
In the first quarter of 2008, we acquired or entered into agreements to acquire four contiguous properties in Brisbane, Australia.  We acquired three properties for $2.5 million and conditionally agreed to purchase a fourth property for $7.6 million;

•
On September 16, 2008, we entered into a sale option agreement to sell our Auburn property located in Sydney, Australia.  The option sale price is $28.5 million and comes to term on November 1, 2009, following non-refundable option payments of $2.8 million;

•
On September 18, 2006, we acquired a 0.3 acre property in Brisbane, Australia, for $1.8 million.  The six-story office building with two basement levels of parking that is being constructed on that site is anticipated to be completed in March 2009;

•
At December 31, 2007, we had sold of all 67 residential units of the Place 57 residential condominium tower in Manhattan, in which we own a 25% interest.  The one retail unit which had remained unsold was sold in February 2009.  Based on the closing statements of the sale, our share of the earnings will be approximately $800,000; and

•	We took a $4.0 million impairment charge relative to certain parcels of land held for development in Australia and New Zealand.

Which resulted in:

•	revenue growth of 68.7% to $191.3 million, compared to $113.4 million in 2007;

•	an operating loss of $4.6 million, compared to income of $5.2 million in 2007;

•	net loss for the 2008 year of $18.5 million compared to a loss of $2.1 million in 2007;

•	EBITDA(1) of $17.9 million in 2008 compared to $20.0 million in 2007; and

•	adjusted EBITDA(1) of $21.3 million in 2008 compared to $18.9 million in 2007.

Fourth Quarter 2008 Discussion

Revenue from operations increased from $26.5 million in Q4 2007 to $43.8 million in 2008, a 65.6% increase, or $17.4 million.  Cinema segment revenue increased by $18.7 million and was predominantly in the U.S., which was $18.8 million higher than last year.  This increase in the U.S. was driven by our Consolidated Entertainment acquisition.  The quarter also reflected a good product mix, which included “Quantum of Solace,” “Madagascar: Escape 2 Africa” and “Twilight.”  These top 3 grossing films for our worldwide circuit accounted for approximately 17.8% of our cinema box office revenue.  The decrease in real estate revenue was predominantly in the U.S. and driven by a reduction in rental revenue from our live theatres, which contributed to a decrease in real estate revenue by $1.2 million, to $2.4 million in 2008.

As a percent of revenue, cinema/real estate segment operating expense, at 79.4% in the 2008 quarter, was higher than the 72.1% of the 2007 quarter.  The primary driver for this was an increase in cinema costs primarily related to higher film rent expense incurred in the United States as a result of the acquisition of the Consolidated Entertainment cinemas.  Since Consolidated Entertainment cinemas are commercial houses, their film product is more expensive than the art and specialty film featured at the art cinemas, which made up the bulk of our US cinema assets prior to the acquisition.

Depreciation and amortization increased by $1.3 million or 46.0%, from $2.8 million in the 2007 quarter to $4.0 million in the 2008 quarter, primarily related to our newly acquired Consolidated Entertainment cinema assets.

During the fourth quarter, we recorded asset impairment charges of $5.3 million, compared to no charge in the 2007 quarter.  The impairment of our real estate assets,

  (1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

which accounted for $3.2 million of this amount, was driven by reduced market capitalization rates; whereas the $2.1 million associated with our cinema assets was a mixture of reduced cash flow from our New Zealand cinemas and reductions in market value multiples.  These impairments are non-cash charges to earnings and did not affect the company’s liquidity or cash flow from operations.

General and administrative expense increased by $2.8 million or 59.7%, from $4.7 million to $7.4 million in the 2008 quarter.  This increase was primarily due to additional compensation expense of $125,000 relating to hiring our Chief Legal Officer, additional audit costs from a stand-alone audit of the entity that holds our Consolidated Entertainment acquisition; expensing of executive stock grants of $700,000, legal and professional fees of $450,000 associated principally with our real estate investment activities and the defense of the IRS claim; and a $710,000 write down in the value recoverable on our Malulani investment.

Net interest expense increased by $3.7 million to $5.9 million, primarily related to an increase in interest expense of $2.3 million in the 2008 quarter, compared to a decrease of interest expense of $506,000 for the 2007 quarter, relating to our interest rate swap contracts; this was in addition to higher outstanding loan balances in 2008 compared to 2007, primarily relating to our current year Consolidated Entertainment acquisition.

Other expense (which includes equity earnings from unconsolidated entities) increased by $527,000 as a result of a decrease in equity earnings from unconsolidated joint ventures and entities primarily relating to a $307,000 impairment of one of our joint venture investments, a write-off of acquired development plans as part of our 2005 Movieland acquisition of $173,000, a final settlement expense relating to New Zealand litigation of $158,000, and an impairment charge of $130,000 relating to some of our historical properties in Philadelphia.  These amounts were offset by a decrease in mark-to-market expense for our Becker securities of $314,000 ($810,000 in the 2007 quarter and $496,000 in the 2008 quarter).

As a result of the above, we reported a net loss of $16.5 million for the 2008 quarter compared to a net loss of $4.0 million in the 2007 quarter.

Our EBITDA (1) of negative $6.0 million for the 2008 quarter was $7.8 million lower than the 2007 quarter of positive $1.8 million. However, adjusting 2008 for:

•	the write-offs and impairment charges of $5.9 million;

•	the Becker available-for-sale shares mark-to-market expense of $496,000; and

•	the write-down of the amount recoverable on our Malulani investment of $710,000,

our adjusted EBITDA(1) for the 2008 quarter was $1.1 million.  Adjusting the 2007 quarter for:

•	the Becker available-for-sale shares mark-to-market expense of $810,000,

our adjusted EBITDA(1) for the 2007 quarter was $2.6 million.

Twelve Month 2008 Summary

Revenue from operations increased by 68.7% or $77.9 million, to $191.3 million in the twelve months of 2008 compared to 2007.  This increase was driven by an increase in cinema segment revenue for 2008 of $77.6 million or 77.8%.  The 2008 increase was primarily a result of $66.9 million of revenue from our newly acquired Consolidated Entertainment cinemas and improved results from our Australia operations of $9.5 million. Strong circuit-wide showings of “The Dark Knight,” “Iron Man” and “Indiana Jones: Kingdom of the Crystal Skull” accounted for 11.5% of our worldwide cinema box office revenue. The real estate segment revenue increase of $2.0 million came predominantly from the U.S., driven by rental revenues from our acquisition of the Consolidated Entertainment cinemas that have ancillary real estate associated with them, and Australia.

As a percent of revenue, cinema/real estate segment operating expense, at 78.7% in the 2008 twelve months, was higher than the 71.8% of the 2007 twelve months.  The primary drivers were the same factors that drove the 2008 quarter, as stated above.

Depreciation and amortization increased by $7.1 million to $17.9 million in 2008 from $10.7 million in 2007, driven primarily by our acquisition of the Consolidated Entertainment cinema assets in 2008.

During 2008, we recorded asset impairment charges of $6.0 million, compared to no charge in 2007.  The impairment of our real estate assets, which accounted for $4.0 million of this amount, was driven by reduced market capitalization rates, whereas the $2.1 million associated with our cinema assets was a mixture of reduced cash flow from our New Zealand cinemas and reductions in market value multiples.  Again, these impairments are non-cash charges to earnings and did not affect the company’s liquidity or cash flows from operations.

General and administrative expense increased by $5.3 million to $21.4 million in 2008 from $16.1 million in 2007.  The significant drivers of this increase were $1.2 million in executive stock bonus expense, additional compensation expense related to our newly hired CLO of $240,000, additional directors’ fees of $150,000, acquisition related one-time charges of $300,000 and on-going audit charges of $125,000 related to the acquisition of the Consolidated Entertainment assets, additional legal fees related to our investment activities and the IRS tax case of $1.3 million, and a $710,000 write down in the value recoverable on our Malulani investment.

Net interest expense increased by $7.6 million in the 2008 year, to $15.7 million, primarily related to higher outstanding loan balances in 2008 compared to 2007 predominantly relating to our Consolidated Entertainment acquisition in February 2008, combined with an increase in interest expense of $2.1 million for 2008 compared to a decrease in interest expense of $320,000 for 2007, relating to our interest rate swap contracts.

Other income (which includes equity earnings from unconsolidated entities) decreased by $552,000 to $1.5 million in 2008, primarily due to our Burstone litigation settlement receipts totaling $1.2 million, insurance proceeds of $910,000 related to damage caused by Hurricane George in 1998 to one of our previously owned cinemas in Puerto Rico.  This income was offset by 2008 write-off and impairment expenses of

$173,000, $307,000, and  $130,000 as described in the quarter discussion above, a $158,000 final litigation settlement described above; and equity earnings from unconsolidated joint ventures and entities which decreased by $2.0 million primarily due to lower earnings from our Place 57 investment.

During 2007, upon the fulfillment of our commitment, we recorded the release of a deferred gain on the sale of a discontinued operation of $1.9 million associated with a previously sold property.

During 2008, we recorded a gain of $2.5 million on the sale of our 50% share of the 8-screen Botany Downs cinema in Auckland, New Zealand, to our joint venture partner.

As a result, we reported a net loss of $18.5 million for the 2008 twelve months compared to a net loss of $2.1 million in the 2007 twelve months.

Our reported EBITDA (1) at $17.9 million for the twelve months of 2008 was $2.1 million lower than the $20.0 million in the 2007 twelve months.  However, adjusting 2008 for:

•	the write-offs and impairment charges of $6.7 million;

•	the Becker shares mark-to-market expense of $496,000; and

•	the write-down of the amount recoverable on our Malulani investment of $710,000; offset by

•	the Botany Downs gain on sale of $2.5 million; and

•	litigation settlements and insurance claim recoveries of $2.1 million,

our adjusted EBITDA (1) for 2008 was $21.3 million.  Adjusting 2007 for:

•	the Becker shares mark-to-market expense of $810,000;

•	the Sutton Hill Capital, L.L.C. Cinemas 1, 2, & 3 option mark-to-market expense of $950,000; and

•	$391,000 of expensed director stock option costs; offset by

•	the release of the deferred gain on sale of $1.9 million; and

•	Place 57 earnings of $1.3 million,

our adjusted EBITDA (1) for 2007 was $18.9 million.  The result is that our adjusted EBITDA (1) from operations in the 2008 twelve months was $2.4 million higher than the 2007 twelve months.

Balance Sheet and Liquidity

Our total assets at December 31, 2008 were $370.1 million compared to $346.1 million at December 31, 2007.  The currency exchange rates for Australia and New Zealand as of December 31, 2008 were $0.6983 and $0.5815, respectively, and as of December 31, 2007, these rates were $0.8776 and $0.7678, respectively.  As a result, currency had a significant negative effect on the balance sheet at December 31, 2008 compared to December 31, 2007.

Our cash position at December 31, 2008 was $30.9 million compared to $20.8 million at December 31, 2007.

In June 2008, we negotiated an extension of our Australia Corporate Credit Facility of $76.8 million (AUS$110.0 million), through to June 30, 2011 and thereafter one year rolling extensions based on a yearly review.  At December 31, 2008, we had drawn a total of $70.2 million (AUS$100.5 million) against this facility and issued lease guarantees as the lessee of $2.8 million (AUS$4.0 million) leaving an available, undrawn balance of $3.8 million (AUS$5.5 million).

On June 29, 2007, we finalized the renegotiation of our New Zealand Corporate Credit Facility as a $34.9 million (NZ$60.0 million) line of credit together with an extension of the facility through to November 23, 2010.  At December 31, 2008 we had drawn only $8.7 million (NZ$15.0 million) against this line of credit, leaving an available undrawn balance of $26.2 million (NZ$45.0 million).

Accordingly, we believe that we have sufficient borrowing capacity under our New Zealand and Australian corporate facilities to meet our anticipated short-term working capital requirements.

Our positive working capital at December 31, 2008 was $32.6 million compared to a positive working capital of $32.3 million at December 31, 2007.  The increase in 2008 and the reclassification in 2007 was a result of characterizing our Auburn, Sydney, Australia property as an asset held for sale.

Stockholders’ equity was $65.8 million at December 31, 2008 compared to $121.4 at December 31, 2007.  The significant movement was due to the currency rates at the relevant year-ends, which adjusted the stockholders’ equity negatively by $39.1 million.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

Recent and Subsequent Events

Trust Preferred Securities (“TRUPS”) Redemption:  In a series of transactions between December 31, 2008 and February 3, 2009 we:

•
On December 31, 2008, secured a waiver of all financial covenants with respect to our TRUPS for a period of nine years, in consideration of the payment of $1.6 million, consisting of an initial payment of $1.1 million and a contractual obligation to pay $270,000 in December 2011 and $270,000 in December 2014.  In the event these payments are not made, the only remedy is the termination of the waiver; and

•
took advantage of the current market illiquidity for securities such as our TRUPS to effectively repurchase $22.9 million of these securities for $11.5 million.  The resultant gain on forgiveness of debt will be recognized once the securities are cancelled, which is scheduled for April 30, 2009.

Place 57 Retail Condominium Sale:  At December 31, 2007, we had sold all 67 residential units of the Place 57 residential condominium tower in Manhattan, in which we own a 25% interest.  The one retail unit which had remained unsold was sold in February 2009 for approximately $4.0 million.  Based on the closing statements of the sale, our share of the earnings will be approximately $800,000.

Malulani Investments Litigation:  In December 2006, we commenced a lawsuit against certain officers and directors of Malulani Investments Limited (“MIL”) alleging various direct and derivative claims for breach of fiduciary duty and waste and seeking, among other things, access to various company books and records.  As certain of these claims were brought derivatively, MIL was also named as a defendant in that litigation.    On March 11, 2009, we and Magoon LLC agreed to terms of settlement (the “Settlement Terms”) with respect to this lawsuit.  Under the Settlement Terms, we and Magoon LLC will receive $2.5 million in cash, a $6.75 million three-year 6.25% secured promissory note (issued by TMG), and a ten year “tail interest” in MIL and TMG which allows us, in effect, to participate in certain distributions made or received by MIL, TMG and/or, in certain cases, the shareholders of TMG.  However, the tail interest continues only for a period of ten years and no assurances can be given that we will in fact receive any distributions with respect to this Tail Interest.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/),

o	City Cinemas brand (http://citycinemas.moviefone.com/), and

o	Consolidated brand (http://www.consolidatedtheatres.com/);

•	in Australia under the Reading brand (http://www.readingcinemas.com.au/); and

•	in New Zealand under the

o	Reading brand (http://www.readingcinemas.co.nz) and

o	Rialto brand (http://www.rialto.co.nz).

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to moviegoers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:
Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.  (213) 235-2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Income (Loss) (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue	$43,814	$26,455	$191,286	$113,404
Operating expense
Cinema/real estate	34,780	19,077	150,515	81,416
Depreciation and amortization	4,039	2,767	17,868	10,737
Impairment expense	6,045	--	6,045	--
General and administrative	7,441	4,660	21,434	16,085

Operating income (loss)	(8,491)	(49)	(4,576)	5,166

Interest expense, net	(5,908)	(2,183)	(15,740)	(8,161)
Other income (expense)	(1,362)	(835)	1,488	2,040
Gain on disposal of business operation	--	--	--	1,912
Gain (loss) from discontinued operations, net of tax	191	49	562	(19)
Gain on sale of unconsolidated entity	--	--	2,450	--
Income tax expense	(586)	(595)	(2,099)	(2,038)
Minority interest expense	(374)	(346)	(620)	(1,003)

Net loss	$(16,530)	$(3,959)	$(18,535)	$(2,103)

Basic loss per share	$ (0.73)	$ (0.17)	$ (0.82)	$ (0.09)
Diluted loss per share	$ (0.73)	$ (0.17)	$ (0.82)	$ (0.09)

EBITDA(1)	$(5,990)	$1,819	$17,862	$20,019

EBITDA(1) change	(7,809)		(2,157)

(1)
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income (loss) is presented below:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net loss	$(16,530)	$(3,959)	$(18,535)	$(2,103)
Add: Interest expense, net	5,908	2,183	15,740	8,161
Add: Income tax provision	586	595	2,099	2,038
Add: Depreciation and amortization	4,039	2,767	17,868	10,737
Adjustment for discontinued operations	7	233	690	1,186

EBITDA	$(5,990)	$1,819	$17,862	$20,019

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations for the Three Years Ended December 31, 2008
(U.S. dollars in thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Operating revenue
Cinema	$177,256	$99,703	$90,504
Real estate	14,030	13,701	10,346
Total operating revenue	191,286	113,404	100,850
Operating expense
Cinema	141,761	74,051	66,736
Real estate	8,754	7,365	6,558
Depreciation and amortization	17,868	10,737	11,912
Impairment expense	6,045	--	--
General and administrative	21,434	16,085	12,991
Total operating expense	195,862	108,238	98,197

Operating income (loss)	(4,576)	5,166	2,653

Interest income	1,009	798	306
Interest expense	(16,749)	(8,959)	(6,903)
Net loss on sale of assets	--	(185)	(45)
Other income (expense)	991	(320)	(1,953)
Loss before minority interest, discontinued operations, income tax expense and equity earnings of unconsolidated joint ventures and entities	(19,325)	(3,500)	(5,942)
Minority interest	(620)	(1,003)	(672)
Loss before discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures and entities	(19,945)	(4,503)	(6,614)
Gain on sale of a discontinued operation, net of tax	--	1,912	--
Income (loss) from discontinued operations, net of tax	562	(19)	(249)
Loss before income tax expense and equity earnings of unconsolidated joint ventures and entities	(19,383)	(2,610)	(6,863)
Income tax expense	(2,099)	(2,038)	(2,270)
Loss before equity earnings of unconsolidated joint ventures and entities	(21,482)	(4,648)	(9,133)
Equity earnings of unconsolidated joint ventures and entities	497	2,545	9,547
Gain on sale of unconsolidated joint venture	2,450	--	3,442
Net income (loss)	$(18,535)	$(2,103)	$3,856
Earnings (loss) per common share – basic:
Earnings (loss) from continuing operations	$(0.84)	$(0.18)	$0.18
Earnings (loss) from discontinued operations, net	0.02	0.09	(0.01)
Basic earnings (loss) per share	$(0.82)	$(0.09)	$0.17
Weighted average number of shares outstanding – basic	22,477,471	22,478,145	22,425,941
Earnings (loss) per common share – diluted:
Earnings (loss) from continuing operations	$(0.84)	$(0.18)	$0.18
Earnings (loss) from discontinued operations, net	0.02	0.09	(0.01)
Diluted earnings (loss) per share	$(0.82)	$(0.09)	$0.17
Weighted average number of shares outstanding – diluted	22,477,471	22,478,145	22,674,818

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2008 and 2007
(U.S. dollars in thousands)
	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$30,874	$20,782
Receivables	7,868	5,671
Inventory	797	654
Investment in marketable securities	3,100	4,533
Restricted cash	1,656	59
Assets held for sale	20,119	25,941
Prepaid and other current assets	2,324	3,800
Total current assets	66,738	61,440
Land held for sale	--	1,984
Property held for development	9,005	9,289
Property under development	58,595	66,787
Property & equipment, net	153,165	154,012
Investment in unconsolidated joint ventures and entities	11,643	15,480
Investment in Reading International Trust I	1,547	1,547
Goodwill	34,964	19,100
Intangible assets, net	25,118	8,448
Other assets	9,301	7,984
Total assets	$370,076	$346,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$13,170	$12,331
Film rent payable	7,315	3,275
Notes payable – current portion	1,347	395
Note payable to related party – current portion	--	5,000
Taxes payable	6,425	4,770
Deferred current revenue	5,645	3,214
Other current liabilities	201	169
Total current liabilities	34,103	29,154
Notes payable – long-term portion	172,268	111,253
Notes payable to related party – long-term portion	14,000	9,000
Subordinated debt	51,547	51,547
Noncurrent tax liabilities	6,347	5,418
Deferred non-current revenue	554	566
Other liabilities	23,604	14,936
Total liabilities	302,423	221,874
Commitments and contingencies
Minority interest in consolidated affiliates	1,817	2,835
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,564,339 issued and 20,987,115 outstanding at December 31, 2008 and at December 31, 2007	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at December 31, 2008 and at December 31, 2007	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no issued or outstanding shares at December 31, 2008 and 2007	--	--
Additional paid-in capital	133,906	131,930
Accumulated deficit	(71,205)	(52,670)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	7,210	46,177
Total stockholders’ equity	65,836	121,362
Total liabilities and stockholders’ equity	$370,076	$346,071